Exhibit 9

EXECUTION VERSION

Investment and Settlement Agreement and Waiver and Release, dated August 5, 2013 (this “Agreement”), between Warburg Pincus Private Equity X, L.P., a Delaware limited partnership (the “Investor”), MBIA Inc., a Connecticut corporation (the “Company”) and, solely for purposes of Section 1.3 hereof, Warburg Pincus X Partners, L.P.

Recitals:

A.                On May 6, 2013, the Company issued to Blue Ridge Investments, L.L.C. a warrant to purchase up to 9,942,458 shares of its Common Stock (the “BoA Warrant”).

B.                 The Investor and the Company are parties to the Amended and Restated Investment Agreement, dated as of December 10, 2007, and amended and restated as of February 6, 2008 (the “2007 Investment Agreement”).

C.                 In connection with the 2007 Investment Agreement, the Company issued to the Investor and its affiliates certain warrants (the “Existing Warburg Warrants”) pursuant to (i) that certain Warrant Agreement, dated as of January 30, 2008, between the Company and the Investor, (ii) that certain B Warrant Agreement, dated as of January 30, 2008, between the Company and the Investor, (iii) that certain B2 Warrant Agreement, dated as of January 30, 2008, between the Company and the Investor, and (iv) that certain B2 Warrant Agreement, dated as of January 30, 2008, between the Company and Warburg Pincus X Partners, L.P.

D.                The Investor and the Company disagree as to whether, in connection with the issuance of the BoA Warrant, the Investor is entitled to exercise its gross-up rights pursuant to Section 4.3 of the 2007 Investment Agreement (the “Gross-Up Rights”).  The Investor has asserted that, in connection with the issuance of the BoA Warrant, it is entitled to purchase a warrant for 3,125,967.34 shares of the Company’s Common Stock under the Gross-Up Rights.  The Company has asserted that the Investor is not entitled to exercise the Gross-Up Rights in connection with the issuance of the BoA Warrant.

E.                 Following discussions between the Investor and the Company, the parties have agreed to a compromise in order to settle such disagreement and avoid the costs and other disadvantages of a continuing dispute.  Under the terms of the compromise, the Investor shall receive a warrant and settlement payment that, together, the parties believe are equivalent in value to a warrant for 2,344,476 shares of the Company’s Common Stock, which is equal to 75% of the shares of the Company’s Common Stock underlying the warrant to which the Investor has asserted it is entitled under the Gross-Up Rights.  Specifically, (i) the Company has agreed to issue to the Investor, and the Investor has agreed to purchase from the Company, a warrant to purchase up to 1,910,417 shares of its Common Stock (the “Warrant”), for an aggregate purchase price for the Warrant of $8,386,730.63  (the “Purchase Price”), representing $4.39 per underlying share, (ii) the Company has agreed to pay the Investor an amount equal to $1,124,212.81 (the “Cash Settlement”), representing the difference between the value of a notional warrant to purchase 434,059 shares of the Company’s Common Stock at $9.59 per share, based on a valuation for such notional warrant of $6.98 per underlying share, less the aggregate purchase price of such notional warrant based on a purchase price of $4.39 per underlying share, and (iii) the Investor has agreed to waive and release any claims it may have relating to the issuance of the BoA Warrant as provided herein.  In addition, the Investor and its affiliate Warburg Pincus X

Partners, L.P. have agreed that the issuance of the Warrant shall not result in any anti-dilution adjustment under Section 13 of any of the Existing Warburg Warrants.

F.                  The Company’s agreement to issue the Warrant shall not be deemed to be an admission by the Company that the Investor is entitled to exercise the Gross-Up Rights in connection with the issuance of the BoA Warrant or an admission by the Investor that the Investor is not entitled to exercise the Gross-Up Rights in connection with the issuance of the BoA Warrant.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I
Issuance; Cash Settlement; Waivers

1.1              Issuance.  On the terms of this Agreement, (i) upon receipt by the Company of the surrendered shares of the Company’s Common Stock in accordance with Section 1.2, the Company agrees to issue to the Investor, and the Investor agrees to acquire from the Company, the Warrant (the “Issuance”), and (ii) subject to Section 1.2, the Company shall pay the Investor the Cash Settlement (such payment, together with the Issuance, the “Transactions”).

1.2              Payment of Purchase Price.  The Investor and the Company agree that the Purchase Price shall be offset by the Cash Settlement and that the Investor shall pay the Purchase Price (less the amount of the Cash Settlement) by surrendering shares of the Company’s Common Stock owned by the Investor.  On the date hereof, the Investor shall surrender to the Company 536,375 shares of the Company’s Common Stock owned by the Investor, which represent the number of shares of the Company’s Common Stock having an aggregate value equal to the Purchase Price (less the amount of the Cash Settlement) based on a per share valuation of $13.54, the closing price of the Company’s Common Stock on July 23, 2013.  Upon such surrender, the Investor shall be deemed to have paid the Purchase Price in exchange for the Issuance, and the Company shall be deemed to have paid the Cash Settlement.

1.3              Waiver of Anti-Dilution Adjustment.  Each of the Investor and Warburg Pincus X Partners, L.P. hereby irrevocably and unconditionally waives any right to adjustment under the Existing Warburg Warrants of the Exercise Price (as defined therein) or the number of shares of the Company’s Common Stock issuable upon exercise of such warrants, in connection with the Issuance.  Each of the Investor and Warburg Pincus X Partners, L.P. hereby (i) acknowledges receipt from the Company of the Notice of Fair Value Determination, dated May 10, 2013 (and the “Notice”) and the Statement Regarding Adjustments to Warrant, dated May 10, 2013 (the “Adjustment Statement”), (ii) agrees with the fair value determination set forth in the Notice and the adjustments set forth in the Adjustment Statement, and (iii) waives its right under the Existing Warburg Warrants to contest the fair value determination set forth in the Notice.

1.4              Waiver of Gross-Up Rights; Release of Claims.  As an inducement for the Company to enter into this Agreement and consummate the Transactions, and in consideration of the Company taking such actions (the receipt and adequacy of such consideration are hereby acknowledged by the Investor), the Investor, on its behalf and on behalf of its successors, assigns and affiliates (collectively, the “Investor Parties”), as applicable, hereby irrevocably and unconditionally releases, waives and discharges the Company, its stockholders, subsidiaries, and affiliates and their respective stockholders, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Released Parties”), from any and all claims, demands, actions, damages, liabilities, and causes of action, whether known or unknown, at law or in equity (collectively, the “Claims”) that the Investor Parties have, had or may have had arising under the 2007 Investment Agreement (including the Gross-Up Rights thereunder) as a result of the issuance of the BoA Warrant or the issuance of any shares of the Company’s Common Stock upon the exercise of the BoA Warrant, it being understood, for the avoidance of doubt, that nothing herein shall affect the adjustments to the Existing Warburg Warrants described in the Adjustment Statement or any adjustments to the Existing Warburg Warrants that may be required in the future pursuant to Section 13(A)(iii)(3) thereof in connection with the BoA Warrant (it being further understood that no such adjustment shall be required as a result of the number of shares of the Company’s Common Stock deliverable upon exercise of the BoA Warrant or the consideration to be received by the Company upon such exercise changing pursuant to the anti-dilution provisions thereof).

Article II
Representations and Warranties

2.1              Representations and Warranties of the Company.  The Company represents and warrants to the Investor that as of the date hereof:

(a)                Organization, Authority and Significant Subsidiaries.  The Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Connecticut, with corporate power and authority to own its properties and conduct its business in all material respects as currently conducted, and, except as has not had or would not be reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b)               Capitalization.  The authorized capital stock of the Company consists of (1) 10,000,000 shares of preferred stock, par value $1.00 per share, of which no shares were outstanding as of July 23, 2013, and (2) 400,000,000 shares of Common Stock, of which 192,971,381 shares were outstanding as of July 23, 2013. As of July 23, 2013, there were outstanding options to purchase an aggregate of 3,720,406 shares of Common Stock under the Company’s employee benefit plans and outstanding warrants to purchase an aggregate of 35,861,849 shares of Common Stock. The maximum number of shares of Common Stock that would be outstanding as of July 23, 2013 if all options, warrants, conversion rights and other rights with respect thereto (excluding those to be issued to the Investor pursuant to this Agreement) were exercised is not more than 232,553,636.  All of the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.  Except (i) pursuant to the Company’s employee benefit plans, (ii) the Existing Warburg Warrants, and (iii) the BoA Warrant, as of the date of this Agreement there are no outstanding options, warrants, scripts, preemptive rights, subscriptions, contracts, contract, call or commitment, conversion privileges, calls, or other rights obligating the Company or any subsidiary of the Company to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any such subsidiary.

(c)                The Warrant and Warrant Shares.  The Warrant has been duly authorized and, when executed and delivered as contemplated hereby, will constitute a valid and legally binding obligation of the Company in accordance with its terms, and the shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”) have been duly authorized and reserved for issuance upon exercise of the Warrant and when so issued will be validly issued, fully paid and non-assessable.

(d)               Authorization, Enforceability.

(i)                 The Company has the corporate power and authority to execute and deliver this Agreement and to carry out its obligations hereunder and under the Warrant (which includes the issuance of the Warrant and Warrant Shares).  The execution, delivery and performance by the Company of this Agreement and the Warrant and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company.  This Agreement and the Warrant are valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Bankruptcy Exceptions”).

(ii)               The execution, delivery and performance by the Company of this Agreement and the Warrant and the consummation of the transactions contemplated hereby and thereby (which includes the issuance of the Warrant and Warrant Shares) and compliance by the Company with any of the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any significant subsidiary (as defined in Rule 1-02 of Regulation S-X) under any of the terms, conditions or provisions of (1) its amended and restated certificate of incorporation or amended and restated bylaws or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any significant subsidiary is a party or by which it or any significant subsidiary may be bound, or to which the Company or any significant subsidiary or any of the properties or assets of the Company or any significant subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any significant subsidiary or any of their respective properties or assets except, in the case of clauses (A)(2) and (B), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(iii)             Other than the filing of any current report on Form 8-K required to be filed with the Securities and Exchange Commission and such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to the foregoing, or any other authority, agency, department, board, commission, or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal, or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency, or authority (including the New York Stock Exchange, NASDAQ, the Financial Industry Regulatory Authority, and the New York State Department of Financial Services)  (any of the foregoing, a “Governmental Authority”) is required to be made or obtained by the Company in connection with the consummation by the Company of the Transactions except for any such notices, filings, exemptions reviews, authorizations, consents and approvals the failure of which to make or obtain would not be reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole.

(e)                No Adjustment under BoA Warrant.  Neither the Transactions nor the issuance of any shares of the Company’s Common Stock upon the exercise of the Warrant will result in any change in the number of shares of the Company’s Common Stock issuable upon exercise of the BoA Warrant or in the Exercise Price (as defined therein) thereof.

(f)                Section 16 Matters.  A committee of the board of directors of the Company composed solely of three Non-Employee Directors (as defined in Rule 16b-3 under the Securities Exchange of 1934, as amended (the “Exchange Act”)) has approved the acquisitions and dispositions (and deemed acquisitions and dispositions) of equity securities (as defined in Rule 16b-1 under the Exchange Act) by the Investor contemplated by this Agreement and the Warrant (including the Issuance, the payment by the Company to the Investor of the Cash Settlement, the payment by the Investor of the Purchase Price (less the amount of the Cash Settlement) by surrendering 536,375 shares of the Company’s Common Stock owned by the Investor, and any future exercise of the Warrant and payment of the applicable exercise price by having the Company withhold shares of Common Stock issuable upon such exercise) for purposes of exempting such acquisitions and dispositions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

2.2              Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that as of the date hereof:

(a)                Status.  The Investor is duly organized and is validly existing as a limited partnership under the laws of Delaware.

(b)               Authorization, Enforceability.

(i)                 The Investor has the power and authority, corporate or otherwise, to execute and deliver this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Investor, and no further approval or authorization is required on the part of the Investor or any other party for such authorization to be effective.  This Agreement is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as the same may be limited by Bankruptcy Exceptions.

(ii)               The execution, delivery and performance by the Investor of this Agreement and the consummation of the transactions contemplated hereby and compliance by the Investor with any of the provisions hereof will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (1) its organizational documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its properties or assets except, in the case of clauses (A)(2) and (B), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement.

(iii)             Other than such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Authority is required to be made or obtained by the Investor in connection with the consummation by the Investor of the Transactions except for any such notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain would not be reasonably likely to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement.

Article III
Additional Agreements

3.1               Purchase for Investment.  The Investor acknowledges that the Warrant and the Warrant Shares have not been registered under the Securities Act of 1933 (the “Securities Act”) or under any state securities laws.  The Investor (i) is acquiring the Warrant pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute the Warrant to any person in violation of the Securities Act or any applicable U.S. state securities laws, (ii) will not sell or otherwise dispose of the Warrant or the Warrant Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Purchase and of making an informed investment decision, and has conducted a review of the business and affairs of the Company that it considers sufficient and reasonable for purposes of making the Purchase, and (iv) is an “accredited investor” (as defined in Rule 501 under the Securities Act).

3.2              Legend.  The Investor agrees that all certificates or other instruments representing the Warrant and the Warrant Shares will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

             In the event that (i) the Warrant or any Warrant Shares become registered under the Securities Act or (ii) the Warrant or Warrant Shares are eligible, in the written opinion of counsel to the Investor, to be transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall issue new certificates or other instruments representing such Warrant or Warrant Shares, which shall not contain such portion of the above legend that is no longer applicable; provided  that the Investor surrenders to the Company the previously issued certificates or other instruments.

3.3              2007 Investment Agreement.  For purposes of the 2007 Investment Agreement, (a) the Warrant and the Warrant Shares shall be deemed to be Securities counting towards the Qualifying Ownership Interest, (b) the acquisition of the Warrant and any issuance of Warrant Shares shall not count towards the 35% limitation set forth in Section 4.1(a) of the 2007 Investment Agreement, (c) Section 4.8 of the 2007 Investment Agreement shall apply to the Warrant as if it was a Security and the Warrant Certificate was a Transaction Document and (d) the Warrant Shares (but not, for the avoidance of doubt, the Warrant itself) shall be deemed to be Registrable Securities.  Capitalized terms used in this Section 3.3 and not defined in this Agreement shall have the meanings given to them in the 2007 Investment Agreement.

3.4              BoA Warrant.  The Company shall give the Investor prompt written notice of any amendment or waiver by the Company of, or any consent by the Company under, any provision of the BoA Warrant, and shall, if the Investor so elects, work with the Investor in good faith to provide an amendment or waiver of, or consent under, the terms of the Warrant so as to provide the Investor the same benefit provided to Bank of America as a result of such amendment, waiver or consent.

Article IV
Miscellaneous

4.1              Expenses.  Unless otherwise provided in the Warrant, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

4.2               Amendment.  No amendment of any provision of this Agreement will be effective unless made in writing and signed by an officer of a duly authorized representative of each party.

4.3              Counterparts and Facsimile.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement.  The parties intend that facsimile signatures and electronically imaged signatures such as .PDF files shall constitute original signatures and be binding on all parties.  An executed counterpart signature page delivered by facsimile or by electronic mail shall have the same binding effect as an original signature page.  This Agreement shall not be binding until each party has signed and delivered a counterpart of this Agreement whether by mail, facsimile, or electronic mail.

4.4              Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York and the laws of the United States applicable to contracts entered into and completely performed in New York, without regard to any conflict-of-laws principles that may require the application of any other jurisdiction’s law.

4.5              Consent to Arbitration.  Each of the parties hereto specifically and irrevocably consents to binding arbitration administered by the American Arbitration Association pursuant to the commercial arbitration rules of the American Arbitration Association with respect to any controversy or claim arising out of, relating to or in connection with this Agreement.  Any arbitration under this Agreement shall be conducted in the State of New York, unless the Parties otherwise agree. Any judgment upon the reward by the arbitrator(s) may be entered in any court having jurisdiction. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BYAPPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE SUBJECT TO ARBITRATION AS SET FORTH ABOVE, OR, IF FOR ANY REASON ARBITRATION IS NOT PERMITTED OR POSSIBLE, TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

4.6              Consent to Jurisdiction.  To the extent any action, suit or proceeding arising out of, relating to or in connection with this Agreement is instituted to enforce the arbitration provision contained in Section 4.4 or to enforce or collect any judgment resulting from an arbitration pursuant to Section 4.4, each party consents and irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if the United States District Court for the Southern District of New York lacks jurisdiction of the subject matter, the Supreme Court of the State of New York in the County of New York and any appellate courts thereof, such action, suit or proceeding.  The parties agree that a final unappealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party waives and agrees not to assert by way of motion, as a defense or otherwise in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

                        4.7               Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(A)             If to the Investor:

c/o Warburg Pincus Equity Partners, L.P.
466 Lexington Avenue
New York, NY 10017
Attention:  Kewsong Lee
Facsimile:  (212) 716-5032

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:  Igor Kirman
Facsimile:  (212) 403-2000

(B)              If to the Company:

MBIA Inc.
113 King Street
Armonk, New York  10504
Attention:  Ram Wertheim, General Counsel
Facsimile:  (914) 765-3919

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York  10022
Attention:  Andrew L. Bab
                  Steven J. Slutzky
Facsimile:  (212) 919-6836

4.8              Entire Agreement, Etc.  This Agreement and the Warrant constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.  For the avoidance of doubt, notwithstanding Sections 6.5 and 6.6 of the 2007 Investment Agreement, the parties agree that Sections 4.4, 4.5 and 4.6 of this Agreement shall apply to any controversy, claim, action, suit or proceeding arising out of, relating to or in connection with this Agreement.

4.9              Assignment.  Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except an assignment, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such merger or consolidation or the purchaser in such sale.

4.10          Severability.  If any provision of this Agreement, or the application hereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

4.11               No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor, any benefits, rights, or remedies.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

WARBURG PINCUS PRIVATE EQUITY X, L.P.

By:    /s/ David Coulter
Name:  David Coulter
Title:  Managing Director

MBIA INC.

By:    /s/ William C. Fallon
Name:  William C. Fallon
Title:  President & Chief Operating Officer

Solely for purposes of Section 1.3 hereof:

WARBURG PINCUS X PARTNERS, L.P.

By:    /s/ David Coulter
Name:  David Coulter
Title:  Managing Director

[Signature page to Investment and Settlement Agreement and Waiver and Release]